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                                 EXHIBIT 10.15


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Exhibit 10.15





October 17, 1996

Mr. Robert Norton
220 Foxhollow Drive
Mayfield, Ohio 44124

Dear Bob:

     We are thrilled to offer you the position of General Manager of Florists' Transworld Delivery, Inc. ("FTD"). This letter sets forth the terms of your employment with FTD.

Duties: Effective October 28, 1996, you will be employed as General Manager of FTD. You shall have such executive and managerial powers and duties with respect to FTD as from time to time may be assigned to you by the Board of Directors of FTD. FTD shall have the right to terminate your employment at any time, with or without cause, by giving you written notice of the effective date of termination. FTD shall have no further obligation hereunder from and after the effective date of termination other than as set forth below under "Severance."

Base Salary: You will receive a minimum salary at the rate of $275,000 per year for the period commencing on the effective date of your employment and ending September 30, 1997. Such salary will be increased to (i) 300,000 for the one year period ending September 30, 1998 and (ii) $325,000 for the one year period ending September 30, 1999, in the event that the Level A EBITDA targets set forth below are met for the fiscal years ending 1997 and 1998, respectively.


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Performance Bonus:  You will be entitled to receive from FTD an annual performance bonus. Any bonus for FTD's fiscal years ending June 30, 1997, 1998 and 1999 will be based upon the EBITDA targets set forth below:


FY END
June 30             Level A              Level B           Level C
-------             -------              -------           -------
1997                $24,500,000          $26,000,000       $28,000,000
1998                $29,600,000          $32,000,000       $34,000,000
1999                $35,600,000          $38,000,000       $40,000,000


     Any bonus will be payable on September 30 of the following fiscal year (e.g. any bonus based upon the EBITDA target for the fiscal year ending June 30, 1997, will be paid September 30, 1997), provided that you are actively employed by FTD at the time of payment.

     The amount of the bonus to be paid will be as follows:

     (i) 35% of your base salary at time of payment, based upon achieving an EBITDA target level at least equal to Level A but less than Level B;

     (ii) 70% of your base salary at the time of payment, based upon achieving an EBITDA target level at least equal to Level B but less than Level C; and

     (iii) 100% of your base salary at the time of payment, based upon achieving an EBITDA target level at least equal to Level C.

     For FY 1997, $25,000 of the bonus will be guaranteed, provided you are actively employed by FTD on September 30, 1997.

Benefits: You will be eligible for four weeks vacation and the full menu of benefits available from FTD.

Stock: At any time within 60 days of the effective date of your employment, you may purchase up to 30,000 shares of the Class A Common Stock of FTD Corporation, for a purchase price of $7.50 per share.

Restricted Stock: FTD Corporation will also issue to you 20,000 shares of its Class A Common Stock for a purchase price equal to the par value thereof. Such stock shall vest as follows: (i) 6,667 shares on September 30, 1999; (ii) 6,666 shares on September 30, 2000; and (iii) 6,666 shares on September 30, 2001.

Options: You will be granted for Class A Common Stock of FTD Corporation as follows: (i) 50,000 shares with an exercise price of $7.50 per share; and (ii) 50,000 shares with an exercise price of $25.00 per share. These options will vest 25% annually over four years beginning September 30, 1998.

     The issuance of the stock, restricted stock and options referred to above is subject to approval of the Board of Directors of FTD Corporation. Such stock, restricted stock and stock issued upon exercise of options are subject


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to certain transfer and repurchase restrictions on the same terms as other senior executive employees of FTD.

Moving Expenses: FTD will reimburse you for reasonable moving expenses incurred in relocating to the metropolitan area in which FTD's principal executive offices are then located (not including costs and expenses incurred in connection with the sale or purchase of a residence).

Severance: If you employment is terminated (other than for cause) by FTD within 12 months of your start date you will be eligible for 6 months of base salary with mitigation. In your second year of employment severance will increase to 12 months with mitigation.

Confidentiality; Non-Competition: You agree to enter into a separate agreement with FTD which provides for (i) nondisclosure of confidential information, (ii) non-competition and (iii) non-solicitation of customers, suppliers and employees. Such agreement will be effective commencing the date your employment starts with FTD and will end three years from the date your employment with FTD is terminated.

     We are very excited about having you join our team.

Sincerely,

/s/ Richard Perry
Richard Perry
Chairman of the Board


Accepted as of this
22nd day of October, 1996:

/s/ Robert L. Norton
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Robert L. Norton